Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-effective Amendment No. 3 to Registration Statement No. 333-124258 of our report dated April 14, 2005 (April 22, 2005 as to the amendment to the senior credit agreement described in Note 14), relating to the consolidated financial statements of PAETEC Corp. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the Company’s method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, in 2002), appearing in the Prospectus, which is a part of such Registration Statement, and of our report dated April 14, 2005 (April 22, 2005 as to the amendment to the senior credit agreement described in Note 14), relating to the consolidated financial statement schedules appearing elsewhere in the Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/    DELOITTE & TOUCHE LLP

Rochester, New York

July 22, 2005